Exhibit 10.2A

1ST MANATEE BANK

STOCK OPTION AGREEMENT

Section 1.     Grant. A STOCK OPTION (the “Option”) for a total of ______ shares of Common Stock of 1ST MANATEE BANK, a Florida banking corporation (herein the “Bank”) is hereby granted to ____________(herein the “Optionee”), subject in all respects to the terms and provisions of the 1ST Manatee Bank Amended and Restated Incentive Stock Option Plan (herein the “Plan”), a copy of which is attached hereto and which is incorporated herein by reference, which Plan has been approved by the shareholders of the Bank in accordance with the provisions of Section 20 thereof.

Section 2.     Price. The Option exercise price as determined by the Board of Directors of the Bank is Ten and No/100 Dollars ($10.00) per share, which is its fair market value as of the date hereof.

Section 3.     Exercise; Expiration Date. Subject to the terms of this Agreement and the Plan, this Option shall be exercisable only from and after five (5) years from the date hereof. This Option shall terminate and expire on the seventh (7th) anniversary hereof. Notwithstanding the foregoing, this Option shall be exercisable at any time commencing from and after the 10th day immediately prior to the occurrence of a Change of Control of the Bank. As used herein, “Change of Control” shall mean (a) the acquisition of the Bank by any individual, entity or group by means of a merger, purchase of assets or other form of acquisitive reorganization or (b) the acquisition by any individual, entity or group, other than the currently existing shareholders, of beneficial ownership of 50 percent or more of either (i) the then outstanding Common Stock of the Bank or (ii) the combined voting power of the outstanding voting securities of the Bank entitled to vote generally in the election of directors.

Section 4.     Restrictions.

A.     This Option may not be exercised if the issuance of shares of Common Stock of the Bank upon such exercise would constitute a violation of any applicable Federal or State securities or other law or valid regulation.

B.     The Optionee, as a condition to his exercise of this Option, shall represent to the Bank that the shares of Common Stock of the Bank that he acquires under this Option are being acquired by him for investment and not with a present view to distribution or resale, unless counsel for the Bank is then of the opinion that such a representation is not required under the Securities Act of 1933 or any other applicable law, regulation, or rule of any governmental agency.

C.     Shares of Common Stock of the Bank acquired under this Option may not be pledged, sold or otherwise transferred (except by will or the laws of descent and distribution upon death) for two years following the date of issuance without the prior written consent of the Bank.

Section 5.     Option Non-Transferable; Exception. This Option may not be transferred in any manner otherwise than by will or the laws of descent and distribution, and may be exercised during the lifetime of the Optionee only by him or by his legal or personal representative upon his incapacity or death as provided in the Plan. The terms of this Option shall be binding upon the executors, administrators, heirs, successors, and permitted assigns of the Optionee.

Section 6.     Terms of Plan. This Option may be exercised during its term only in accordance with the terms of the Plan.

Dated:

1ST MANATEE BANK

By:

Name: George T Smith

Title: Chairman of the Board

The Optionee accepts the grant of the Option described herein and acknowledges that he is familiar with the terms and provisions of the Plan. The Optionee hereby accepts this Option subject to all the terms and provisions of the Plan.

Dated: ________, __, 20__

Optionee

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